Exhibit 99.1

NECB Earnings Press Release for 03/31/2026:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

White Plains, New York, April 29, 2026 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $10.0 million, or $0.76 per basic share and $0.74 per diluted share, for the three months ended March 31, 2026 compared to net income of $10.6 million, or $0.80 per basic share and $0.78 per diluted share, for the three months ended March 31, 2025.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are again pleased to report continued strong performance throughout our entire loan portfolio. We continue our laser focus on construction lending in high demand, high absorption submarkets in the Bronx, Rockland, Orange, and Sullivan Counties.”

“Demand for construction loans throughout these submarkets continues to demonstrate robust growth and we look forward to meeting this growing demand going forward. At March 31, 2026, construction loan commitments and loans-in-process outstanding increased by approximately 37.8% as compared to the first quarter of 2025, with over $819 million in total unfunded loan commitments outstanding, and represents a 20.6% increase over the amount of such total commitments outstanding at December 31, 2025.”

Highlights for the three months ended March 31, 2026 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 1.97%, a return on average shareholders’ equity ratio of 11.13%, and an efficiency ratio of 43.64% for the three months ended March 31, 2026.

•	Asset quality metrics continue to remain strong with no non-performing loans at either March 31, 2026 or December 31, 2025, and non-performing assets to total assets were 0.00% at both March 31, 2026 and at December 31, 2025. Our allowance for credit losses related to loans totaled $4.6 million, or 0.25% total loans at March 31, 2026 compared to $4.7 million, or 0.25% of total loans at December 31, 2025.

•	Total stockholders’ equity increased by $4.6 million, or 1.3%, to $356.3 million, or 17.59% of total assets as of March 31, 2026 from $351.7 million, or 17.04% of total assets as of December 31, 2025.

Balance Sheet Summary

Total assets decreased $38.4 million, or 1.9%, to $2.0 billion at March 31, 2026, from $2.1 billion at December 31, 2025. The decrease in assets was primarily due to decreases in net loans of $31.8 million, cash and cash equivalents of $5.0 million, and other assets of $2.0 million.

Cash and cash equivalents decreased $5.0 million, or 6.1%, to $76.2 million at March 31, 2026 from $81.2 million at December 31, 2025. The decrease in cash and cash equivalents partially funded a decrease of $50.0 million in borrowings.

Equity securities increased $879,000, or 3.3%, to $27.4 million at March 31, 2026 from $26.6 million at December 31, 2025. The increase in equity securities was attributable to the purchase of $1.0 million in equity securities during the three months ended March 31, 2026, partially offset by market depreciation of $121,000 due to market interest rate volatility during the three months ended March 31, 2026.

Securities held-to-maturity decreased $150,000, or 0.8%, to $18.2 million at March 31, 2026 from $18.3 million at December 31, 2025 due to pay-downs of various investment securities.

Loans, net of the allowance for credit losses, decreased $31.8 million, or 1.7%, to $1.8 billion at March 31, 2026 from $1.9 billion at December 31, 2025. The decrease in loans consisted of decreases of $16.1 million in construction loans, $14.3 million in multi-family loans, $610,000 in commercial and industrial loans, $494,000 in mixed-use loans, $258,000 in non-residential loans, $34,000 in one-to-four family loans, and $21,000 in consumer loans. The decrease in our construction loan portfolio was due to normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions.

During the three months ended March 31, 2026, we originated loans totaling $266.1 million, which includes commitments and funded loans, consisting primarily of $244.2 million in construction loans and $21.8 million in commercial and industrial loans. The $244.2 million in construction loans had $99.5 million, or 40.7%, disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans. The commercial and industrial loans had $18.9 million, or 86.7%, disbursed at loan closing.

The allowance for credit losses related to loans decreased to $4.6 million as of March 31, 2026, from $4.7 million as of December 31, 2025. The decrease in the allowance for credit losses related to loans was due to charge-offs totaling $27,000 and a provision for credit losses reduction of $112,000 to the allowance for credit losses related to loans due to a decrease of $31.8 million in the loan portfolio. The provision for credit losses reduction of $112,000 to the allowance for credit losses related to loans was offset by a provision for credit losses of $112,000 to the allowance for credit losses related to off-balance sheet commitments.

The allowance for credit losses for off-balance sheet commitments increased $112,000, or 12.7%, to $991,000 at March 31, 2026 from $879,000 at December 31, 2025 due primarily to an increase of $140.0 million, or 20.6%, in off-balance sheet commitments from December 31, 2025 to March 31, 2026.

Premises and equipment decreased $199,000, or 0.8%, to $25.2 million at March 31, 2026 from $25.4 million at December 31, 2025 primarily due to the amortization of fixed assets.

Federal Home Loan Bank stock was $410,000 and property held for investment was $1.3 million at both March 31, 2026 and December 31, 2025.

Bank owned life insurance (“BOLI”) increased $179,000, or 0.7%, to $26.6 million at March 31, 2026 from $26.4 million at December 31, 2025 due to increases in the BOLI cash value.

Accrued interest receivable decreased $152,000, or 1.2%, to $12.1 million at March 31, 2026 from $12.2 million at December 31, 2025 due to a decrease of $31.9 million in the loan portfolio.

Right of use assets — operating decreased $179,000, or 3.8%, to $4.5 million at March 31, 2026 from $4.7 million at December 31, 2025, primarily due to depreciation of the right of use assets.

Other assets decreased $2.0 million, or 18.0%, to $9.0 million at March 31, 2026 from $11.0 million at December 31, 2025 due to decreases of $2.2 million in tax assets, partially offset by increases of $143,000 in prepaid expenses and $57,000 in suspense accounts.

Total deposits increased $9.4 million, or 0.6%, to $1.6 billion at March 31, 2026 from $1.6 billion at December 31, 2025. The increase in deposits was primarily due to increases in NOW/money market accounts of $50.0 million, or 16.5% and non-interest bearing deposits of $25.0 million, or 9.2%, partially offset by decreases in certificates of deposit of $57.1 million, or 6.3%, and savings account balances of $8.5 million, or 6.0%. The decrease of $57.1 million in certificates of deposit consisted of decreases in brokered certificates of deposit of $40.6 million, or 11.0%, non-brokered listing services certificates of deposit of $5.4 million, or 6.2%, and retail certificates of deposit of $11.2 million, or 2.5%.

The decrease in brokered certificates of deposit and non-brokered listing services certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates and to rely less on brokered deposits and non-brokered listing service deposits. The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts.

Advance payments by borrowers for taxes and insurance increased $572,000, or 24.3%, to $2.9 million at March 31, 2026 from $2.4 million at December 31, 2025 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings decreased $50.0 million, or 71.4%, to $20.0 million at March 31, 2026 from $70.0 million at December 31, 2025 due primarily to management’s strategy to reduce the cost of funds.

Lease liability – operating decreased $163,000, or 3.4%, to $4.6 million at March 31, 2026 from $4.8 million at December 31, 2025, primarily due to the amortization of the lease liability.

Accounts payable and accrued expenses decreased $2.8 million, or 15.9%, to $14.6 million at March 31, 2026 from $17.3 million at December 31, 2025 due primarily to decreases in accrued expense of $2.9 million and accrued interest expense of $438,000, partially offset by increases in suspense account – loan closings of $217,000, deferred compensation of $158,000, and accounts payable of $40,000.

Stockholders’ equity increased $4.6 million, or 1.3% to $356.3 million at March 31, 2026, from $351.7 million at December 31, 2025. The increase in stockholders’ equity was due to net income of $10.0 million for the three months ended March 31, 2026, an increase of $178,000 in earned employee stock ownership plan shares coupled with a reduction of $130,000 in unearned employee stock ownership plan shares, the amortization expense of $547,000 relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, $37,000 in stock options exercised, and $8,000 in other comprehensive income. These increases were offset by stock repurchases and excise taxes of $3.6 million and dividends declared of $2.7 million.

Results of Operations for the Three Months Ended March 31, 2026 and 2025

Net Interest Income

Net interest income was $24.1 million for the three months ended March 31, 2026, as compared to $24.3 million for the three months ended March 31, 2025. The decrease in net interest income of $130,000, or 0.5%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense caused by a decrease in the yield on interest-earning assets that exceeded the decrease in the cost of funds for interest-bearing liabilities.

Total interest and dividend income decreased $2.2 million, or 5.9%, to $36.0 million for the three months ended March 31, 2026 from $38.2 million for the three months ended March 31, 2025. The decrease in interest and dividend income was due to a decrease in the yield on interest-earning assets by 61 basis points from 8.05% for the three months ended March 31, 2025 to 7.44% for the three months ended March 31, 2026, partially offset by an increase in the average balance of interest-earning assets of $35.2 million, or 1.9%, to $1.9 billion for the three months ended March 31, 2026 from $1.9 billion for the three months ended March 31, 2025.

Interest expense decreased $2.1 million, or 15.1%, to $11.8 million for the three months ended March 31, 2026 from $13.9 million for the three months ended March 31, 2025. The decrease in interest expense was due to a decrease in the cost of interest-bearing liabilities by 58 basis points from 4.05% for the three months ended March 31, 2025 to 3.47% for the three months ended March 31, 2026. The decrease in interest expense was also due to a decrease in the average balance of interest-bearing liabilities of $9.9 million, or 0.7%, to $1.4 billion for the three months ended March 31, 2026 from $1.4 billion for the three months ended March 31, 2025.

Our net interest margin decreased 12 basis points, or 2.4%, to 4.99% for the three months ended March 31, 2026 compared to 5.11% for the three months ended March 31, 2025. The decrease in the net interest margin was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded no credit loss expense for the three months ended March 31, 2026 compared to a credit loss expense of $237,000 for the three months ended March 31, 2025.

The credit loss expense of $237,000 for the three months ended March 31, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000. The credit loss expense for loans of $62,000 for the three months ended March 31, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the three months ended March 31, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

With respect to the allowance for credit losses for loans, we charged-off $27,000 during the quarter ended March 31, 2026, as compared to charge-offs of $117,000 during the quarter ended March 31, 2025. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries during the quarter ended March 31, 2026 compared to recoveries of $352,000 during the quarter ended March 31, 2025. The recoveries of $352,000 during the quarter ended March 31, 2025 were comprised of recoveries of $350,000 regarding a previously charged-off non-residential mortgage loan and $2,000 from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the three months ended March 31, 2026 was $796,000 compared to non-interest income of $1.2 million for the three months ended March 31, 2025. The decrease of $439,000, or 35.5%, in total non-interest income was primarily due to decreases of $421,000 in unrealized gain/(loss) on equity securities and $71,000 in other loan fees and service charges, partially offset by increases of $41,000 in miscellaneous other non-interest income and $12,000 in BOLI income.

The decrease in unrealized gain/(loss) on equity securities was due to an unrealized loss of $121,000 on equity securities during the quarter ended March 31, 2026 compared to an unrealized gain of $300,000 on equity securities during the quarter ended March 31, 2025. The unrealized loss of $121,000 and unrealized gain of $300,000 on equity securities during the quarters ended March 31, 2026 and 2025, respectively, were due to market interest rate volatility during both periods.

The decrease of $71,000 in other loan fees and service charges was due to a decrease of $143,000 in miscellaneous loan fees, partially offset by an increase of $72,000 in ATM/debit card/ACH fees. The increase of $41,000 in miscellaneous other non-interest income was due to general accrual adjustments during the quarter. The increase of $12,000 in BOLI income was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $260,000, or 2.4%, to $10.9 million for the three months ended March 31, 2026 from $10.6 million for the three months ended March 31, 2025. The increase resulted primarily from increases of $239,000 in salaries and employee benefits, $127,000 in occupancy expense, $61,000 in outside data processing expense, and $6,000 in equipment expense, partially offset by decreases of $84,000 in other operating expense, $59,000 in advertising expense, and $30,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $4.1 million for both three months ended March 31, 2026 and 2025, respectively. For the three months ended March 31, 2026, we had approximately $248,000 in tax exempt income, compared to approximately $204,000 in tax exempt income for the three months ended March 31, 2025. Our effective income tax rate was 29.2% for the three months ended March 31, 2026 compared to 27.8% for the three months ended March 31, 2025.

Asset Quality

We had no non-performing assets at March 31, 2026 and December 31, 2025. Our ratio of non-performing assets to total assets was 0.00% at March 31, 2026 and December 31, 2025.

The Company’s allowance for credit losses related to loans was $4.6 million, or 0.25% of total loans as of March 31, 2026, compared to $4.7 million, or 0.25% of total loans as of December 31, 2025. Based on a review of the loans that were in the loan portfolio at March 31, 2026, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at March 31, 2026, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $991,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 17.59% as of March 31, 2026. At March 31, 2026, the Company had the ability to borrow $866.7 million from the Federal Reserve Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of March 31, 2026, the Bank had a tier 1 leverage capital ratio of 16.76% and a total risk-based capital ratio of 15.73%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the first stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company was to repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company terminated its second stock repurchase program on December 31, 2025 whereby the Company had repurchased 1,091,174, or 7.2% of the Company’s issued and outstanding common stock at the commencement of the second stock repurchase program. The cost of the second repurchase program totaled $17.2 million, including commission costs and Federal excise taxes.

The Company commenced its third stock repurchase program on December 10, 2025 whereby the Company will repurchase 1,400,435, or 10%, of the Company’s issued and outstanding common stock. As of March 31, 2026, the Company had repurchased 196,438 shares of common stock under its third repurchase program, at a cost of $4.5 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the impact of changing political conditions or federal government shutdowns, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31,	December 31,
	2026	2025
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$13,996	$10,456
Interest-bearing deposits	62,215	70,719
Total cash and cash equivalents	76,211	81,175
Certificates of deposit	100	100
Equity securities	27,449	26,570
Securities held-to-maturity (net of allowance for credit losses of $126 and $126, respectively)	18,165	18,315
Loans receivable	1,828,208	1,860,066
Deferred loan costs, net	174	268
Allowance for credit losses	(4,592)	(4,731)
Net loans	1,823,790	1,855,603
Premises and equipment, net	25,178	25,377
Investments in restricted stock, at cost	410	410
Bank owned life insurance	26,613	26,433
Accrued interest receivable	12,076	12,228
Property held for investment	1,324	1,334
Right of Use Assets – Operating	4,477	4,656
Right of Use Assets – Financing	342	343
Other assets	8,992	10,964
Total assets	$2,025,127	$2,063,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$296,923	$271,924
Interest bearing	1,329,354	1,344,977
Total deposits	1,626,277	1,616,901
Advance payments by borrowers for taxes and insurance	2,924	2,352
Borrowings	20,000	70,000
Lease Liability – Operating	4,633	4,796
Lease Liability – Financing	444	434
Accounts payable and accrued expenses	14,564	17,325
Total liabilities	1,668,842	1,711,808

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,815,407 shares and 13,963,432 shares outstanding, respectively	138	140
Additional paid-in capital	108,730	111,575
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(5,088)	(5,218)
Retained earnings	252,264	244,970
Accumulated other comprehensive income	241	233
Total stockholders’ equity	356,285	351,700
Total liabilities and stockholders’ equity	$2,025,127	$2,063,508

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended March 31,
	2026	2025
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$35,042	$36,882
Interest-earning deposits	602	1,081
Securities	325	244
Total Interest Income	35,969	38,207
INTEREST EXPENSE:
Deposits	11,402	13,933
Borrowings	423	-
Financing lease	10	10
Total Interest Expense	11,835	13,943
Net Interest Income	24,134	24,264
Provision for credit loss	—	237
Net Interest Income after Provision for Credit Loss	24,134	24,027
NON-INTEREST INCOME:
Other loan fees and service charges	669	740
Earnings on bank owned life insurance	179	167
Unrealized (loss) gain on equity securities	(121)	300
Other	69	28
Total Non-Interest Income	796	1,235
NON-INTEREST EXPENSES:
Salaries and employee benefits	6,172	5,933
Occupancy expense	874	747
Equipment	223	217
Outside data processing	796	735
Advertising	43	102
Real estate owned expense	-	30
Other	2,771	2,855
Total Non-Interest Expenses	10,879	10,619
INCOME BEFORE PROVISION FOR INCOME TAXES	14,051	14,643
PROVISION FOR INCOME TAXES	4,099	4,076
NET INCOME	$9,952	$10,567

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended March 31,
	2026	2025
	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.76	$0.80
Earnings per share - diluted	0.74	0.78
Weighted average shares outstanding - basic	13,176	13,192
Weighted average shares outstanding - diluted	13,522	13,560
Performance ratios/data:
Return on average total assets	1.97%	2.12%
Return on average shareholders' equity	11.13%	12.98%
Net interest income	$24,134	$24,264
Net interest margin	4.99%	5.11%
Efficiency ratio	43.64%	41.64%
Net charge-off (recovery) ratio	0.01%	(0.05)%

Loan portfolio composition:	March 31, 2026	December 31, 2025
One-to-four family	$3,080	$3,114
Multi-family	292,160	306,508
Mixed-use	24,703	25,197
Total residential real estate	319,943	334,819
Non-residential real estate	38,205	38,463
Construction	1,320,236	1,336,329
Commercial and industrial	149,787	150,397
Consumer	37	58
Gross loans	1,828,208	1,860,066
Deferred loan costs, net	174	268
Total loans	$1,828,382	$1,860,334
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	-
Total non-performing assets	$-	$-

Allowance for credit losses to total loans	0.25%	0.25%
Allowance for credit losses to non-performing loans	0.00%	0.00%
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.00%	0.00%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	15.73%	15.62%
Common equity tier 1 capital to risk-weighted assets	15.47%	15.36%
Tier 1 capital to risk-weighted assets	15.47%	15.36%
Tier 1 leverage ratio	16.76%	16.39%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended March 31, 2026			Quarter Ended March 31, 2025
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,828,106	$35,042	7.67%	$1,767,849	$36,882	8.35%
Securities	45,092	319	2.83%	36,751	235	2.56%
Federal Home Loan Bank stock	410	6	5.85%	397	9	9.07%
Other interest-earning assets	60,090	602	4.01%	93,476	1,081	4.63%
Total interest-earning assets	1,933,698	35,969	7.44%	1,898,473	38,207	8.05%
Allowance for credit losses	(4,731)			(4,827)
Non-interest-earning assets	91,211			96,493
Total assets	$2,020,178			$1,990,139

Interest-bearing demand deposit	$322,529	$2,453	3.04%	$274,630	$2,445	3.56%
Savings and club accounts	135,826	670	1.97%	138,903	730	2.10%
Certificates of deposit	858,274	8,279	3.86%	962,084	10,758	4.47%
Total interest-bearing deposits	1,316,629	11,402	3.46%	1,375,617	13,933	4.05%
Borrowed money	49,064	433	3.53%	-	10	-
Total interest-bearing liabilities	1,365,693	11,835	3.47%	1,375,617	13,943	4.05%
Non-interest-bearing demand deposit	274,984			270,874
Other non-interest-bearing liabilities	21,990			18,086
Total liabilities	1,662,667			1,664,577
Equity	357,511			325,562
Total liabilities and equity	$2,020,178			$1,990,139

Net interest income / interest spread		$24,134	3.97%		$24,264	4.00%
Net interest rate margin			4.99%			5.11%
Net interest earning assets	$568,005			$522,856
Average interest-earning assets to interest-bearing liabilities	141.59%			138.01%